Exhibit 17(i)

LETTER AGREEMENT

November 7, 2023

Apollo Investment Management, L.P.

9 West 57th Street

New York, NY 10019

Apollo Credit Management, LLC

9 West 57th Street

New York, NY 10019

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger, dated as of November 7, 2023, by and among MidCap Financial Investment Corporation, a Maryland corporation, Apollo Tactical Income Fund Inc., a Maryland corporation (“AIF”), AIF Merger Sub, Inc., a Maryland corporation, and Apollo Investment Management, L.P., a Delaware limited partnership (“AIM”) (the “Merger Agreement”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

The parties to this letter agreement (this “Letter Agreement”) hereby agree as follows:

1.	Reimbursement of Certain Fees and Expenses.

(a)

If the Closing occurs, AIM shall reimburse AIF for all bona fide and documented fees and expenses incurred and payable by AIF or on its behalf in connection with the Merger Agreement and the transactions contemplated thereunder.

(b)

If the Merger Agreement is terminated pursuant to Section 9.1 thereto, Apollo Credit Management, LLC, a Delaware limited liability company and the investment adviser to AIF (“ACM”), shall reimburse AIF, in an aggregate amount not to exceed $375,000.00, for all bona fide and documented fees and expenses incurred and payable by AIF or on its behalf in connection with the Merger Agreement and the transactions contemplated thereunder.

(c)

Any reimbursement that is required to be made by AIM or ACM, as applicable, pursuant to this Section 1 shall be made to AIF in cash or immediately available funds at or promptly after the date on which such obligation first arises, upon presentation of reasonably satisfactory documentation by AIF substantiating such fees or expenses.

2.	Liability of AIM and ACM. The obligations of AIM and ACM under this Letter Agreement are several and not joint.

3.	Merger Agreement. Except as otherwise set forth under this Letter Agreement, all terms, conditions and provisions of the Merger Agreement shall remain in full force and effect.

4.

Miscellaneous. Sections 9.5 (Amendment), 11.3 (Interpretation; Construction), 11.4 (Counterparts), 10.6 (Governing Law; Jurisdiction; Waiver of Jury Trial) and 11.7 (Assignment; Third Party Beneficiaries) of the Merger Agreement are hereby incorporated by reference and shall apply to each party to this Letter Agreement, mutatis mutandis, as if set forth herein.

[Remainder of Page Intentionally Left Blank]

Very truly yours,

Apollo Tactical Income Fund Inc.

By:	/s/ Kristin Hester
	Name:	Kristin Hester
	Title:	Chief Legal Officer & Secretary

[Signature Page to Letter Agreement]

Agreed to and accepted as of the date first above written:

Apollo Investment Management, L.P.

By:	/s/ Kristin Hester
	Name:	Kristin Hester
	Title:	Vice President

Apollo Credit Management, LLC

By:	/s/ Kristin Hester
	Name:	Kristin Hester
	Title:	Vice President

[Signature Page to Letter Agreement]